EXHIBIT 10.21

                        MANAGEMENT BONUS PROGRAM


        The Company's management bonus program is a discretionary incentive program established by the Company to reward its executive officers. Under the program adopted and in effect in 1996, each executive officer is eligible to receive a bonus of up to 35% of his or her base salary based upon overall company performance and outstanding individual achievement.

        Bonus payments may be made in cash and/or in stock at the discretion of the Company's compensation committee which manages the program.